VICON INDUSTRIES, INC.
                                 89 Arkay Drive
                               Hauppauge, NY 11788
                                (516) 952-2288

                   Notice of Annual Meeting of Shareholders
                          To Be Held on April 22, 1999

To the Shareholders of Vicon Industries, Inc.

      Notice is hereby given that the Annual Meeting of Shareholders of Vicon Industries, Inc. (the "Company"), a New York corporation, will be held at the Company's corporate headquarters located at 89 Arkay Drive, Hauppauge, New York 11788, on April 22, 1999 at 10:00 a.m. local time for the following purposes, all of which are more completely described in the accompanying proxy statement:

      1.    To elect two directors for terms expiring in 2002; and

      2. To approve the 1999 Incentive Stock Option Plan covering 100,000 shares of Common Stock; and

      3. To approve the 1999 Non-Qualified Stock Option Plan covering 100,000 shares of Common Stock; and

      4. To ratify the selection of KPMG LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending September 30, 1999; and

      5. To receive the reports of officers and to transact such business as may properly come before the meeting.


      Shareholders entitled to notice of and to vote at the Annual Meeting are shareholders of record at the close of business on February 26, 1999 fixed by action of the Board of Directors.

      The Company's proxy statement is submitted herewith. The Annual Report to Shareholders for the year ended September 30, 1998 is included with the proxy statement.

                  By Order of the Board of Directors,




Hauppauge, New York                        Arthur D. Roche
March 5, 1999                              Secretary




                             YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

                             VICON INDUSTRIES, INC.
                                 89 Arkay Drive
                            Hauppauge, New York 11788

        PROXY STATEMENT FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

              SOLICITATION AND REVOCATION OF PROXY

      The enclosed proxy, for use only at the Annual Meeting of Shareholders to be held on April 22, 1999 at 10:00 a.m., and any and all adjournments thereof, is solicited on behalf of the Board of Directors of Vicon Industries, Inc. (the "Company").

      Any shareholder executing a proxy retains the right to revoke it by notice in writing to the Secretary of the Company at any time prior to its use. The cost of soliciting the proxy will be borne by the Company.

                           PURPOSES OF ANNUAL MEETING

      The Annual Meeting has been called for the purposes of electing two directors whose term of office expires in 2002; approving the 1999 Incentive Stock Option Plan; approving the 1999 Non-Qualified Stock Option Plan; ratifying the selection of auditors; receiving the reports of officers; and transacting such other business as may properly come before the meeting.

      The persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote FOR the election of two directors whose term of office expires in 2002; FOR the approval of the 1999 Incentive Stock Option Plan; FOR the approval of the 1999 Non-Qualified Stock Option Plan; and FOR ratification of the selection of auditors.

                              SHAREHOLDER PROPOSALS

      Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received at the Company's principal executive office no later than November 1, 1999, and must comply with all other legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting. Proposals of security holders not meeting the requirements of Rule 14a-8 of Regulation 14A must comply with the requirements set forth in the Company's Bylaws relating to business conducted at the Annual Meeting of Shareholders.

      This proxy statement and the enclosed proxy card are being furnished to shareholders on or about March 5, 1999.

                                    VOTING SECURITIES

      The Company has one class of capital stock, consisting of common stock, par value $.01 per share, of which each outstanding share entitles its holder to one vote. Cumulative voting is not provided under the Company's Certificate of Incorporation or Bylaws. Shareholders entitled to vote or to execute proxies are shareholders of record at the close of business on February 26, 1999. As of February 26, 1999, there were 4,510,618 shares outstanding.

      The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event that there are not sufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

      As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. Under New York law and the Company's Certificate of Incorporation and Bylaws, directors are elected by a plurality of shares voted, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.


     As to the matters being proposed for shareholder action as set forth in Proposals 2 and 3, the proxy card being provided by the Board of Directors enables a shareholder to check the appropriate box on the proxy card to: (i) vote "FOR" for the plan; (ii) vote "AGAINST" the plan; or (iii) "ABSTAIN" from voting on such plan. An affirmative vote of holders of a majority of the Common Stock entitled to vote thereon is required to constitute shareholder approval. Shares as to which the "ABSTAIN" box has been selected on the proxy card, or for which there has been a broker non-vote, will have the effect of a vote against the matter for which the "ABSTAIN" box has been selected.

      Concerning the ratification of independent auditors and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, a shareholder may (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or
(iii) "ABSTAIN" with respect to the item. Under the Company's Certificate of Incorporation and Bylaws, unless otherwise required by law, the ratification of independent auditors and all other matters shall be determined by a majority of the votes cast affirmatively or negatively, without regard to broker non-votes or proxies marked "ABSTAIN" as to the matter.

      Proxies solicited hereby will be returned to the Board, and will be tabulated by inspectors of election designated by the Board, who will not be employed, or a director of, the Company or any of its affiliates.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth information as to each person, known to the Company to be a "beneficial owner" (as defined in regulations of the Securities and Exchange Commission) of more than five percent of the Company's outstanding Common Stock as of January 29, 1999 and the shares beneficially owned by the Company's Directors and by all Executive Officers, Officers and Directors as a group.

Name and Address                     Number of Shares           Percent
of Beneficial Owner                  Beneficially Owned (1)     of Class
-------------------                  ----------------------     --------

CBC Co., Ltd.
  And Affiliates
2-15-13 Tsukishima
Chuo-ku
Tokyo, Japan 104                           548,715                 11.5%

------------------------------------------------------------------------

C/O Vicon Industries, Inc.


Kenneth M. Darby                           258,722 (2)              5.4%

Chu S. Chun                                204,507 (7)              4.3%

Arthur D. Roche                            153,967 (3)              3.2%

Donald N. Horn                              88,328                  1.8%

Kazuyoshi Sudo                              21,125 (4)                *

W. Gregory Robertson                        19,025 (4)                *

Milton F. Gidge                             17,125 (6)                *

Peter F. Neumann                            15,125 (4)                *

Peter F. Barry                              12,725 (4)                *


Total all Executive Officers,
  Officers and Directors as
  a group (13 persons)                     916,399 (5)             19.1%

*     Less than 1%.

(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power over the shares of the stock owned.
(2)   Includes currently exercisable options to purchase 23,200 shares.
(3)   Includes currently exercisable options to purchase 14,000 shares.
(4)   Includes currently exercisable options to purchase 12,125 shares.
(5)   Includes currently exercisable options to purchase 212,325 shares.
(6)   Includes currently exercisable options to purchase 15,125 shares.
(7) Mr. Chun has voting and dispositive power over 204,507 shares but disclaims beneficial ownership as to all but 48,400 shares.
      100,707 shares are owned by International Industries, Inc.
      Profit Sharing Plan and 55,400 by immediate family members.

                      PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                        PROPOSAL 1. ELECTION OF DIRECTORS

      Mr. Donald N. Horn, founder and Chairman of the Board since inception of the Company and Mr. Peter F. Barry, a member of the Board since 1984, will retire from the Board at the expiration of their current term in April 1999. Pursuant to a Resolution of the Board of Directors adopted December 10, 1998, the number of Board members will be reduced to seven directors as of the Annual Meeting. The Board will then consist of two directors whose terms expire in 2000; three directors whose terms expire in 2001; and two directors to be elected for a term expiring in 2002. Directors serve for a term of three years or until their successors are elected and qualified. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company, except that in connection with the reduction in the number of directors to seven, Mr. Kenneth M. Darby, whose term as a director would have expired in 2000, has agreed instead to be a nominee in 1999 for a term expiring in 2002.

      The nominees proposed for election to a term expiring in 2002 at the Annual Meeting are Mr. Kenneth M. Darby and Mr. Arthur D. Roche. In the event that either such nominee is unable or declines to serve for any reason, the Board of Directors shall elect a replacement to fill the vacancy. The Board of Directors has no reason to believe that either person named will be unable or unwilling to serve.

      Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the enclosed proxy will be voted FOR the nominees named in the Proxy Statement.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
            OF THE NOMINEES NAMED IN THIS PROXY STATEMENT

Information with Respect to Nominee and Continuing Directors

      The following sets forth the name of nominees and continuing directors, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company.

Nominee and Their                     Director
Principal Occupations                 Since               Age
------------------------------------------------------------------
Kenneth M. Darby
 President
 Vicon Industries, Inc.               1987                 53

Arthur D. Roche
 Executive Vice President
 Vicon Industries, Inc.               1992                 60


Continuing Directors whose Term of Office Expires in 2000
------------------------------------------------------------------
Peter F. Neumann
 Retired President
 Flynn-Neumann Agency, Inc.           1987                 64

Kazuyoshi Sudo
 Chief Executive Officer
 CBC (AMERICA) Corp.                  1987                 56

Continuing Directors whose Term of Office Expires in 2001
------------------------------------------------------------------
Chu S. Chun
  Chairman and CEO
  International Industries, Inc.
  And Chun Shin Industries, Inc.      1998                 64


Milton F. Gidge
 Retired Director and Executive
 Lincoln Savings Bank                 1987                 69


W. Gregory Robertson
 President
 TM Capital Corp.                     1991                 55




      Mr. Darby has served as Chief Executive Officer since April, 1992 and as President since October, 1991. Mr. Darby also served as Chief Operating Officer and as Executive Vice President, Vice President, Finance and Treasurer of the Company. He first joined the Company in 1978 as Controller after more than nine years at Peat Marwick Mitchell & Co., a major public accounting firm.

      Mr. Roche joined the Company as Executive Vice President and co-participant in the Office of the President in August 1993. For the six months earlier, Mr. Roche provided consulting services to the Company. In October, 1991, Mr. Roche retired as a partner of Arthur Andersen & Co., an international accounting firm which he joined in 1960.

      Mr. Neumann is the retired President of Flynn-Neumann Agency, Inc., an insurance brokerage firm. He has also served as a director of Reliance Federal Savings Bank since 1978.

      Mr. Sudo is Chief Executive Officer of CBC (AMERICA) Corp., a distributor of electronic, chemical and optical products. From 1981 to 1996, he was Treasurer of such company. He has also a director of CBC Co., Ltd. since 1997.

      Mr. Chun is the Chairman and CEO of International  Industries,  Inc. and
President  of  Chun  Shin   Industries,   Inc.,   international   trading  and
manufacturing companies since at least 1988.

      Mr. Gidge is a retired director and executive officer of Lincoln Savings Bank for which he served from 1976 to 1994 as Chairman, Credit Policy. He has also been a director since 1980 of Interboro Mutual Indemnity Insurance Co., a general insurance mutual company, and a director of Intervest Bancshares Corporation, a bank holding company.

     Mr. Robertson is President of TM Capital, a financial services company, which he founded in 1989. From 1985 to 1989, he was employed by Thompson McKinnon Securities Inc., as head of investment banking and public finance. He has also been a director since 1995 of Todhunter International, a producer of spirits for the beverage alcohol industry.

               MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

      The Board of Directors has a number of standing committees including the executive committee, the compensation committee and the audit committee.

      The executive committee consists of Messrs. Horn, Gidge, Darby, and Roche, of whom Messrs. Horn and Gidge are nonemployee directors. The committee meets in special situations when the full Board cannot be convened.
The Committee met once during the past year.

      The compensation committee, consists of Messrs. Neumann, Gidge and Robertson, all of whom are non-employee directors. The function of the compensation committee is to establish and approve the appropriate compensation for Mr. Darby, recommend the award of stock options, and to review the recommendations of the President with respect to the compensation of all other officers. The Committee met once during the last fiscal year.

      The audit committee consists of Messrs. Gidge, Barry, and Sudo, all of whom are non-employee directors. The audit committee reviews the internal financial controls of the Company and the objectivity of its financial reporting. The Committee meets with appropriate financial personnel from the Company and independent certified public accountants in connection with their audits. The committee recommends to the Board the appointment of independent certified public accountants to serve as the Company's auditors, subject to ratification by the shareholders. The independent certified public accountants have complete and free access to the committee at any time. The committee met twice during the last fiscal year.

      The full Board of Directors considers candidates to the Board as nominees for election at the Annual Meeting. Directors are selected on the basis of recognized achievements and their ability to bring skills and experience to the deliberations of the Board. The Board will consider written shareholder recommendations for candidates at the next Annual Meeting of Shareholders, which are submitted not later than November 1, 1999 to the Company's principal executive offices and are addressed to the Chairman of the Board of Directors.

      The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. Outside members of the Board are kept informed of the Company's business through various reports and documents sent to them, as well as through operating and financial reports made at Board and committee meetings by Messrs. Darby and Roche and other officers.

      The Board of Directors held ten meetings in the Company's 1998 fiscal year, including all regularly scheduled and annual meetings. With the exception of Mr. Chun and Mr. Sudo, who only attended one and six Board meetings, respectively, no other Board member attended fewer than 75% of the aggregate of
(1) the total number of meetings of the Board (held during the period for which he was a director) and (2) the total number of meetings held by all committees on which he served (during the periods that he served).

      The Chairman of the Board and directors, are each compensated at the annual rates of $10,000 and $6,000, respectively. Committee fees are $500 per meeting attended in person. Employee directors are not compensated.

                      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company and CBC Co., Ltd. and affiliates (CBC), a Japanese Corporation, which beneficially owns 11.5% of the outstanding shares of the Company, have been conducting business with each other for approximately nineteen years. During this period, CBC has served as a lender, a product supplier and sourcing agent, and a private label reseller of the Company's products. CBC also acts as the Company's sourcing agent for the purchase of certain video products. In 1998, the Company purchased approximately $5.3 million of video products from or through CBC. CBC has the exclusive right to sell Vicon brand products in Japan and competes with the Company in various markets, principally in the sale of video products and systems. Additionally, the Company sells certain finished products to CBC under private label for resale in Europe and Russia. Sales of all products to CBC were $4.1 million in 1998. Kazuyoshi Sudo, a director of the Company and of CBC, is Chief Executive Officer of CBC (AMERICA) Corp., a U.S. subsidiary of CBC.

      Chu S. Chun, a director beneficially owns 4.3% of the common stock of the Company, also owns Chun Shin Industries, Inc. (CSI). CSI is the Company's 50% partner in Chun Shin Electronics, Inc. (CSE), a joint venture company that manufactures and assembles certain Vicon products in South
Korea. During fiscal 1998, CSE sold approximately $8.0 million of products to the Company through International Industries, Inc. (I.I.I.), a U.S. based company controlled by Mr. Chun. I.I.I. arranges the importation and provides short-term financing on all the Company's product purchases from CSE. CSE also sold approximately $748,000 of products to CSI, which resells the Company's products in South Korea. In addition, I.I.I. purchased approximately $344,000 of products directly from the Company during fiscal 1998 for resale to CSI.

      The Company is currently negotiating with Mr. Chun to purchase all the outstanding shares of CSI.

                              OTHER OFFICERS OF THE COMPANY
In addition to Messrs. Darby and Roche, the Company has four other officers. They are:

John M. Badke, age 39         Vice President, Finance

John L. Eckman, age 49        Vice President, North American Sales

Peter A. Horn, age 43         Vice President, Compliance and
                                Quality Assurance

Yacov A. Pshtissky, age 47    Vice President, Technology and Development

      Mr. Badke joined the Company in August 1992 as Controller. He was promoted to Vice President, Finance in October 1998. Prior to joining the Company, Mr. Badke was the Controller for NEK Cable, Inc. and an audit manager with the international accounting firms of Arthur Andersen & Co. and Peat Marwick Main & Co.

      Mr. Eckman joined the Company in August 1995 as Eastern Regional Manager. He was promoted to Vice President, U.S. Sales in July 1996. Prior to joining the Company, he was Director of Field Operations for Cardkey Systems, Inc. with whom he was employed for twelve years.

      Mr. P. Horn joined the Company in January 1974 and has been employed in various technical capacities. In 1986 he was appointed Vice President,
Engineering and in May 1990 as Vice President, New Products and Technical Support Services; in September 1993, he was appointed Vice President, Marketing and in 1994 as Vice President, Product Management; and in 1995 as Vice President, Compliance and Quality Assurance.

      Mr. Pshtissky, who joined the Company in September 1979 as an Electrical Design Engineer, was promoted to Director of Electrical Product Development in March 1988 and to Vice President, Technology and Development, May 1990.

                                  EXECUTIVE COMPENSATION
                           BOARD COMPENSATION COMMITTEE REPORT

      The Compensation Committee's compensation policies applicable to the Company's officers for the last completed fiscal year were to pay a competitive market price for the services of such officers, taking into account the overall performance and financial capabilities of the Company and the officer's individual level of performance.

      Mr. Darby makes recommendations to the Compensation Committee as to the base salary and incentive compensation of all officers other than himself. The Committee reviews these recommendations with Mr. Darby, and after such review, determines compensation. In the case of Mr. Darby, the Compensation Committee makes its determination after direct negotiation with him. For each officer, the Committee's determinations are based on its conclusions concerning each officer's performance and comparable compensation levels in the CCTV Industry and the Long Island area for similarly situated officers at comparable companies. The overall level of performance of the Company is taken into account but is not specifically related to the base salary of these officers. Also, the Company has established an incentive compensation plan for all of the officers, which provides a specified bonus to each officer upon the Company's achievement of certain annual profitability targets.

      The Compensation Committee grants options to officers to link compensation to the performance of the Company. Options are exercisable in the future at the fair market value at the time of grant, so that an officer granted an option is rewarded by the increase in the price of the Company's stock. The Committee grants options to officers based on significant contributions of such officers to the performance of the Company.

      In addition, in determining Mr. Darby's salary for service as Chief Executive Officer, the Committee considered the responsibility assumed by him in formulating and implementing a management and long-term strategic plan.

                                  EXECUTIVE COMPENSATION


      The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the Company during 1998, 1997 and 1996 by the Chief Executive Officer and the Company's most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during any such year.



                                                                       Long-Term Compensation
                                                                       ----------------------
                                        Annual Compensation            Restricted  Securities
Name and                                                    All Other    Stock     Underlying
Principal Position       Year   Salary ($)  Bonus ($)    Compensation    Award     Options (#)
------------------       ----   ----------  ---------    ------------    -----     -----------

Kenneth M. Darby         1998   $225,000    297,525 (1)  $ 3,000 (3)   $344,640(4)    -
Chief Executive Officer  1997    225,000     84,017 (1)    3,000 (3)      -         58,000
                         1996    195,000     31,750 (2)    3,000 (3)      -         95,000

Arthur D. Roche          1998    170,000    160,206 (1)        -          -           -
Executive Vice President 1997    170,000     45,240 (1)        -          -         35,000
                         1996    150,000     15,875 (2)        -          -         25,000



(1) Represents cash bonus equal to 4.55% and 2.45% of the sum of consolidated pre-tax income and provision for officers' bonuses for Mr. Darby and Mr. Roche, respectively, which bonus formula was adopted for years 1998 and 1997 by the Board of Directors upon the recommendation of its Compensation Committee.

(2) Represents bonus in the form of 16,933 and 8,467 shares of Common Stock issued from Treasury to Mr. Darby and Mr. Roche, respectively.

(3)   Represents life insurance policy payment.

(4) Represents deferred compensation benefit of 45,952 shares of Common Stock held by the Company in Treasury which vests upon Mr. Darby's retirement. The value of such stock is based on the fair market value on the date of grant.





                            OPTION GRANTS IN LAST FISCAL YEAR



There were no option grants during fiscal 1998.

                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FISCAL YEAR-END OPTION VALUES

                                                   At September 30, 1998

                                                 Number of
                    Number of                    Securities      Value of
                    Shares                       Underlying      Unexercisable
                    Acquired       Value         Unexercisable   In-the-Money
     Name           On Exercise  Realized (1)    Options (2)     Options (3)
----------------    -----------  ------------    -----------     -----------

Kenneth M. Darby       55,400     $257,725         23,200         $102,800

Arthur D. Roche        20,500     $ 93,688         14,000         $ 62,500


(1) Calculated based on the difference between the closing quoted market prices per share at the dates of exercise and the exercise prices.

(2) No options were exercisable by the above named officers at September 30, 1998.

(3) Calculated based on the difference between the closing quoted market price ($7.125) and the exercise price.



                              EMPLOYMENT AGREEMENTS

      Mr. Darby and Mr. Roche have each entered into employment agreements with the Company that provide for annual salaries of $275,000 and $180,000, respectively, through 2003 and 1999. Each of these agreements provides for payment in an amount up to three times their average annual compensation for the previous five years if there is a change in control of the Company without Board of Director approval (as defined in the agreements). Mr. Darby's agreement also provides for a deferred compensation benefit of 62,517 shares of common stock held by the Company in treasury. Such benefit vests upon his retirement or earlier under certain conditions. The market value of such benefit approximated $457,000 at the date of grant. In addition, the Board of Directors upon recommendation of its Compensation Committee, provided Messrs. Darby and Roche incentive bonus arrangements for the fiscal year ended September 30, 1999 equal to 3.25% and 1.75%, respectively, of the sum of pre-tax income and provision for officers' bonuses.

      Messrs. D. Horn and A. Wallace, a retired director, each have deferred compensation agreements with the Company which provide that upon reaching retirement age total payments of $917,000 and $631,000, respectively, will be made in monthly installments over a ten year period. The full deferred compensation payment is subject to such individuals' adherence to certain non-compete covenants. Mr. Wallace began receiving payments under the agreement in October, 1990 and Mr. Horn began receiving payments under the agreement in January, 1994.

                             STOCK PERFORMANCE GRAPH

      This graph compares the return of $100 invested in the Company's stock on October 1, 1993, with the return on the same investment in the AMEX Market Value Index.















            COMPARISON OF FIVE YEARS CUMULATIVE TOTAL RETURN AMONG
                 VICON INDUSTRIES AND AMEX MARKET VALUE INDEX*



(The following table was represented by a chart in the printed material)


                          Vicon              AMEX Market
      Date           Industries Inc.         Value Index
      ----           ---------------         -----------

    10/01/93               100                   100
    10/01/94               104                   100
    10/01/95               107                   118
    10/01/96               143                   124
    10/01/97               479                   152
    10/01/98               407                   135


      * Fiscal years ended September 30th.

          PROPOSAL 2.  APPROVAL OF THE VICON INDUSTRIES, INC.
                        1999 INCENTIVE STOCK OPTION PLAN

      The Board of Directors of the Company has adopted the Vicon Industries, Inc. 1999 Incentive Stock Option Plan (the "Incentive Option Plan"). The purpose of the Incentive Option Plan is to advance the interests of the Company and its shareholders by providing certain officers and other key employees of the Company, whose judgment, initiative and efforts are key to the successful conduct of the business of the Company and its subsidiaries, with an additional incentive to perform in a superior manner as well as to attract people of experience and ability. Officers and other full time employees of the Company and its subsidiaries are eligible to receive incentive stock options under the Incentive Option Plan. Directors who are not employees of the Company or its subsidiaries are not eligible to receive awards under the Incentive Option Plan. The following is a summary of the material features of the Incentive Option Plan.

      The Incentive Option Plan authorizes the granting of incentive stock options for 100,000 shares of Common Stock to such officers and full time employees of the Company and its subsidiaries as the Committee (the "Committee") may determine. The Committee consists of members of the Company's Compensation Committee who are outside directors, none of whom are eligible to receive options under the Incentive Option Plan. The Committee selects the officers and employees to whom options are to be granted and the number of shares to be granted. All awards of options by the Committee are subject to the approval of the Board of Directors.

      Pursuant to Section 422 of the Internal Revenue Code, options granted under the Incentive Option Plan afford tax benefits upon compliance with certain conditions and do not result in tax deductions to the Company. Shareholder approval of the Incentive Option Plan is required for stock options granted under this plan to qualify for incentive stock option treatment under the Code.

      Incentive stock options granted under the Incentive Option Plan expire six years from the date of grant and such exercise prices may not be less than 100% of the fair market value on the date the option is granted or in the case of an employee owning more than 10% of the Common Stock of the Company not less than 110% of the fair market value on the date the option is granted. Further, the fair market value of stock with respect to which incentive stock options are exercisable for the first time by any employee in any given calendar year may not exceed $100,000, such value being determined at the time the options are granted.

      Options granted under the Incentive Option Plan may be exercised to the extent of 30% of the shares covered after two years from the date of grant; an additional 30% after three years from the date of grant and the remaining 40% after four years from the date of grant.

      Incentive stock options granted in connection with the Incentive Option Plan must be exercised within three months after the date on which the optionee ceases to perform services for the Company, except in the event of death, the foregoing restriction does not apply. In the event of disability, options may be exercised for up to one year after the optionee ceases to perform services.

      Stock purchased through the exercise of options granted under the Incentive Option Plan may be paid in whole or in part through the surrender of previously held shares of Common Stock at the fair market value thereof. No options may be granted under the Incentive Option Plan after ten years from the effective date of the Incentive Option Plan.

      The Board of Directors may amend the Incentive Option Plan in any respect, provided, however, that stockholder approval shall be required for any amendment which: (i) increases the maximum number of shares for which options may be granted under the Incentive Option Plan; (ii) reduces the exercise price at which incentive stock options may be granted; (iii) extends the period during which options may be granted or exercised beyond the periods originally prescribed; or (iv) changes the persons eligible to participate in the Incentive Option Plan.


      An optionee shall have no right as a stockholder with respect to any shares covered by an option until the date of issuance of a stock certificate of such shares. Nothing in the Incentive Option Plan or in any award of options granted confers on any person any right to continue in the employ of the Company or its subsidiaries, or to continue to perform services for the Company or its subsidiaries, or interferes in any way with the right of the Company or its subsidiaries to terminate such person's services as an officer or other employee at any time.

     Under current federal income tax regulations, income generated from the sale of shares of common stock exercised under the plan will be afforded capital gains treatment provided that the shares are held by the optionee for at least one year after the date of exercise and two years after the date of grant. Generally, no income tax deduction may be taken by the Company as a result of the grant, exercise or sale of incentive stock option shares. However, should the shares be sold prior to the required holding periods, the Company will be afforded an income tax deduction equal to the amount by which the lesser of the selling price or fair market value at exercise exceeds the exercise price of such option shares. The resulting income will be treated as ordinary income to the optionee. An optionee will not be deemed to have received taxable income upon the grant or exercise of any incentive stock option. However, upon exercise of such options, any unrealized gain measured by the excess of the then fair market value over the cost basis in such exercised shares, is subject to inclusion in federal income tax alternative minimum tax computations.

      Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the approval of the 1999 Incentive Stock Option Plan.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
      APPROVAL OF THE 1999 INCENTIVE STOCK OPTION PLAN.

              PROPOSAL 3. APPROVAL OF THE VICON INDUSTRIES, INC.
                          1999 NON-QUALIFIED STOCK OPTION PLAN

      The Board of Directors of the Company has adopted the Vicon Industries, Inc. 1999 Non-Qualified Stock Option Plan (the "Non-Qualified Option Plan"). The purpose of the Non-Qualified Option Plan is to advance the interests of the Company and its shareholders by providing Directors, Officers and other key employees of the Company, whose judgment, initiative and efforts are key to the successful conduct of the business of the Company and its subsidiaries, with an additional incentive to perform in a superior manner as well as to attract people of experience and ability. Directors, Officers and other full time employees of the Company and its subsidiaries are eligible to receive stock options under the Non-Qualified Option Plan. The following is a summary of the material features of the Non-Qualified Option Plan.

      The Non-Qualified Option Plan authorizes the granting of non-qualified options for a total of 100,000 shares of Common Stock to Directors, Officers and full time employees of the Company and its subsidiaries as the Committee may determine. The Committee consists of members of the Company's Compensation Committee who are outside directors. Options granted to directors under this plan must be ratified by the Board of Directors.

      The exercise price per share of each option will be equal to the fair market value of the shares of Common Stock on the date the option is granted. All options granted under the Non-Qualified Option Plan expire upon the earlier of six years following the date of grant or three months following the date the optionee ceases to provide services to the Company. Upon retirement or death, all options previously granted become exercisable within one year.

      Options under the Non-Qualified Option Plan granted to officers and key employees may be exercised to the extent of 30% of the shares covered after two years from the date of grant; an additional 30% after three years from the date of grant and the remaining 40% after four years from the date of grant. Options under the Plan granted to directors may be exercised 100% after one year from date of grant.

      Upon exercise of the stock option, an optionee will be deemed to have received income in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Common Stock. The amount of any ordinary income deemed to have been received by an optionee upon the exercise of a non-qualified stock option will be a deductible expense of the Company for tax purposes.

      No options have been granted under this plan.

      Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the approval of the 1999 Non-Qualified Stock Option Plan.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
      APPROVAL OF THE 1999 NON-QUALIFIED STOCK OPTION PLAN

                 PROPOSAL 4. APPROVAL OF INDEPENDENT AUDITORS

      The Board of Directors of the Company has appointed KPMG LLP as auditors for the fiscal year ending September 30, 1999, and further directed that management submit the Board's selection of auditors to the shareholders at the Annual Meeting for ratification. KPMG LLP, an internationally known firm of independent certified public accountants, has audited the Company's financial statements since 1973. The Company is not aware of any relationship with KPMG LLP or any of its associates, other than the usual relationship that exists between independent certified public accountants and client.

      KPMG LLP will have a representative at the Annual Meeting of Shareholders, who will have an opportunity to make a statement, if they should so desire, and will be available to respond to appropriate questions. KPMG LLP has provided no services other than audit and tax services in connection with the examination of the Company's financial statements. The Board of Directors of the Company recommends that you vote in favor of the selection of KPMG LLP as the Company's auditors.

      Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the ratification of KPMG LLP as the independent auditors of the Company.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                OTHER MATTERS THAT MAY COME BEFORE THE MEETING

      As of this date, management is not aware of any matters to be presented for action at the Annual Meeting, other than those referred to in the Notice of Annual Meeting of Shareholders, but the proxy form included with this proxy statement, if executed and returned, gives discretionary authority to management with respect to any other matters that may come before the meeting.

                                  MISCELLANEOUS

      Solicitation of proxies is being made by mail and may also be made in person or by telephone or fax by officers, directors and regular employees of the Company.

      The cost of the solicitation will be borne by the Company.


                  By order of the Board of Directors






Hauppauge, New York                               Arthur D. Roche
March 5, 1999                                     Secretary